Exhibit 99.1
Contact:
Scott Solomon
Vice President
Sharon Merrill Associates, Inc.
617.542.5300
cyno@investorrelations.com
CYNOSURE’S FIRST QUARTER REVENUE INCREASES 52%
TO RECORD $26.1 MILLION
Profitability Climbs on Strength of Distribution Strategy and Recently Introduced Products
Westford, Mass., May 1, 2007 — Cynosure, Inc. (NASDAQ: CYNO), a leading developer and manufacturer of a broad array of light-based aesthetic treatment systems, today announced financial results for the quarter ended March 31, 2007.
First Quarter 2007 Financial Results
Revenues increased 52% to a record $26.1 million from $17.1 million for the first quarter of 2006. Gross profit margin increased 890 basis points to 62.0% of total revenues compared with 53.1% for the same period in 2006. First quarter 2007 net income was $2.1 million, or $0.17 per diluted share, which includes approximately $1.4 million in stock-based compensation expense. This compares with net income of $0.6 million, or $0.05 per diluted share, in the first quarter of 2006. Results for the first quarter of 2006 included approximately $0.3 million in stock-based compensation expense and $1.1 million in expenses relating to the write-down of inventory and uncollectible accounts receivable related to the Company’s legacy relationship with Sona MedSpa International.
Non-GAAP net income, which excludes the stock-based compensation expense and for 2006, expenses relating to Sona MedSpa, was $3.1 million, or $0.25 per diluted share, for the first quarter of 2007 compared with $1.5 million, or $0.12 per diluted share, in the first quarter of 2006. Please refer to the financial reconciliations included in this news release for a reconciliation of GAAP results to Non-GAAP results for the three months ended March 31, 2007 and 2006.
“Our first-quarter financial results highlight the strength of our broad product line, including our recently introduced innovative flagship systems such as the Affirm™ Anti-Aging Workstation and the Smartlipo™ LaserBodySculpting system, coupled with the continued momentum of our global distribution strategy and the growing demand for bundled product solutions,” said President and Chief Executive Officer Michael Davin. “Customers increasingly are turning to Cynosure for comprehensive, multi-energy-source solutions for a broad range of light-based aesthetic procedures, from hair removal to skin rejuvenation to laser lipolysis. In the first quarter, we capitalized on a number of cross-selling opportunities by bundling our products to provide customers with a total solution for their aesthetic practice.”

“Our installed base of Affirm systems continues to grow worldwide, and we are very pleased with its performance,” Davin said. “The Affirm system, which includes a disposable micro lens array, contributed to the continued expansion of our overall gross margin to 62 percent in the quarter. In February, we announced the addition of a new 1320nm wavelength Nd:YAG laser to the Affirm workstation. The Affirm is one of the industry’s most comprehensive solutions for anti-aging applications, including skin rejuvenation, treatments for wrinkles, discoloration and tissue tightening as a result of tissue coagulation. We are pleased with the market’s response to this total anti-aging solution workstation.”
“Smartlipo, our proprietary LaserBodySculpting workstation, also performed well in the quarter contributing to the 59 percent increase we realized in our laser system revenue,” said Davin. “During the quarter, we completed the hiring of a 10-person surgical specialty sales force to market and sell Smartlipo in North America and we signed a four-state distribution agreement with Eclipse Medical Ltd. In addition we have established 11 Smartlipo physician training sites throughout North America. In just a few months since its introduction, we believe the minimally invasive Smartlipo is becoming the standard for consumers looking for a highly targeted solution to treat localized areas of unwanted fat.”
First-Quarter Highlights
•	Cynosure selected Depilité Medic Spa Equipment Corp. as the exclusive distributor of Cynosure’s Affirm Anti-Aging Workstation and the Elite™ Aesthetic Workstation in Mexico, Argentina, Colombia, Honduras and Peru. Depilité currently operates more than 100 branches located in seven countries in North America, Europe and Latin America.
•	Cynosure unveiled a new deep-heating, 1320nm wavelength Nd:YAG laser for its Affirm workstation. The new laser complements the range of treatment options now possible on the Affirm workstation to include tissue tightening as a result of tissue coagulation, in addition to fractional micro-rejuvenation and discoloration.
•	Cynosure’s Affirm workstation was selected as the fractional anti-aging technology of choice by American Laser Centers. American Laser Centers operates more than 150 U.S. centers focusing on laser hair removal, skin rejuvenation and cellulite reduction therapy.
•	Cynosure signed an exclusive three-year distribution agreement with Eclipse Medical Ltd. for distribution of Cynosure’s Smartlipo laser lipolysis system in Texas, Louisiana, Arkansas and Oklahoma.
Business Outlook
“Cynosure is off to an outstanding start in 2007, and we are excited about the continued potential of our newest flagship products — Affirm and Smartlipo,” Davin concluded. “Industry trends continue to support our growth as we believe consumer demand for aesthetic procedures will continue to steadily rise. We believe that our strong product platform and comprehensive distribution strategy are competitive advantages that will help sustain our momentum in the quarters ahead.”
Use of Non-GAAP Financial Measures
To supplement Cynosure’s consolidated financial statements presented in accordance with GAAP, this press release includes the following measures defined as non-GAAP financial measures by the SEC: non-GAAP net income and non-GAAP diluted earnings per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore not comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release exclude the accounting treatment of stock-based compensation, these non-GAAP measures should not be relied upon independently, as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock-based compensation programs. For more information on these non-GAAP financial measures, please see the non-GAAP data included at the end of this release. This data has more details of the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Cynosure’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.
Conference Call
Cynosure will host a conference call for investors today at 9:00 a.m. ET. On the call, Michael Davin and Timothy Baker, the company’s executive vice president and chief financial officer, will discuss the first-quarter 2007 financial results, provide a business update and discuss the company’s growth strategy.
Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the company’s website at www.cynosure.com. The live call also can be accessed by dialing (800) 289-0569 or (913) 981-5542 (confirmation code: 1889045). If you are unable to listen to the live call, the webcast will be archived on the company’s website.
About Cynosure, Inc.
Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular lesions, rejuvenate skin through the treatment of shallow vascular and pigmented lesions, laser lipolysis and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulsed dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991.
For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Safe Harbor
Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s expectations and future financial performance, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, timing of the company’s international launch of the Affirm system, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
	(unaudited)

Revenues	$26,077	$17,139
Cost of revenues	9,922	8,032

Gross profit	16,155	9,107

Operating expenses
Selling and marketing	9,262	5,458
Research and development	1,723	1,209
General and administrative	2,295	2,146

Total operating expenses	13,280	8,813

Income from operations	2,875	294

Interest income, net	505	652
Other income, net	56	130

Income before income taxes	3,436	1,076

Income tax provision	1,318	436
Minority interest in net income of subsidiary	—	14

Net income	$2,118	$626

Diluted net income per share	$0.17	$0.05

Diluted weighted average shares outstanding	12,374	12,178

Basic net income per share	$0.19	$0.06

Basic weighted average shares outstanding	11,345	11,031

Non-GAAP data
Gross Profit	$16,155	$9,107
Sona — inventory writedown	—	667
Stock-based compensation	98	6

Non-GAAP Gross Profit	16,253	9,780

Operating Expenses:	13,280	8,813
Sona — provision for doubtful account	—	(463)
Stock-based compensation	(1,252)	(292)

Non-GAAP Operating Expenses	12,028	8,058

Non-GAAP Income from Operations:	4,225	1,722

Interest income, net and other income, net	561	782

Non-GAAP Income before income taxes	4,786	2,504

Non-GAAP provision for income taxes	1,723	989
Minority Interest	—	14

Non-GAAP Net income	$3,063	$1,501

Non-GAAP diluted net income per share	$0.25	$0.12

Diluted weighted average shares outstanding	12,374	12,178

Condensed Consolidated Balance Sheet

(In thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)

Assets:
Cash, cash equivalents and marketable securities	$62,164	$57,246
Accounts receivable, net	20,418	19,871
Amounts due from related parties	346	335
Inventories	19,267	17,624
Deferred tax asset, current portion	2,575	2,604
Prepaid expenses and other current assets	3,668	4,977

Total current assets	108,438	102,657
Property and equipment, net	6,145	5,662
Other noncurrent assets	1,242	1,247

Total assets	$115,825	$109,566

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$16,398	$17,063
Amounts due to related parties	2,131	1,052
Short-term loan	—	167
Deferred revenue	3,651	3,476
Capital lease obligations	452	439

Total current liabilities	22,632	22,197

Capital lease obligations, net of current portion	1,021	1,069
Deferred revenue, net of current portion	289	311
Other long-term liabilities	136	119

Total stockholders’ equity	91,747	85,870

Total liabilities and stockholders’ equity	$115,825	$109,566